For Release:
November 27, 2001

For more information, contact:
Joseph P. O'Leary
Sr VP and Chief Financial Officer
(920) 433-1463

or

Ralph G. Baeten
Sr VP - Finance and Treasurer
(920) 433-1449

WPS Power Development. Inc., Sells Part of Its Synthetic Fuel Project

On November 20, 2001, WPS Power Development, Inc., a wholly-owned subsidiary of WPS Resources Corporation (NYSE: WPS), agreed to sell a portion of its interest in its synthetic fuel facility to a subsidiary of a public company. The facility is located in Kentucky and produces synthetic fuel qualifying for tax credits under Section 29 of the Internal Revenue Code. The transaction permits WPS Power Development to realize additional economic value.

Joe O'Leary, CFO of WPS Resources, said, "Financially, this is a very good transaction for us. It will bring one-time gains that will be recorded in 2001, 2002, and 2003 of about 6 cents, 59 cents, and 13 cents per share, respectively. WPS Power Development's remaining share of ownership is expected to provide earnings contributions of about 40 cents to 55 cents per share annually for each year through 2007." The one-time gains were not included in WPS Resources' most recent earnings guidance for 2001 and 2002. However, the effect of the tax credits on the annual production was included in the 2002 earnings guidance of $2.75 to $3.00.

The sale is subject to finalization of the synfuel purchase contracts, which are expected shortly. There are also certain provisions in the sale agreement which could reduce or increase the sales proceeds to be received by WPS Power Development, but these are not expected to be material and are unlikely to occur. The sale agreement contains a rescission provision tied to the receipt of a satisfactory private letter ruling from the Internal Revenue Service, which is a typical requirement of transactions of this type.

Forward-Looking Statements:

This press release contains forward-looking statements regarding the realization of projected results for 2001 and 2002 for WPS Resources and its subsidiaries. Forward-looking statements are beyond the ability of WPS Resources to control and, in many cases, WPS Resources cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. The following factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements:
    General economic, business, and regulatory conditions
    Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
    State and federal rate regulation
    Growth, competition, and the extent and timing of new business development in the markets of subsidiary companies
    The performance of projects undertaken by subsidiary companies
    Energy supply and demand
    Financial market conditions, including availability, terms, and use of capital
    Nuclear and environmental issues
    Weather and other natural phenomena
    Commodity price and interest rate risk
    Federal and state tax policies
    Acts of terrorism

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